EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 17, 2018
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Second Quarter 2018 Earnings

PLANO, Texas, July 17, 2018 -- LegacyTexas Financial Group, Inc. (Nasdaq: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $27.8 million for the second quarter of 2018, an increase of $2.1 million from the first quarter of 2018 and a decrease of $98,000 from the second quarter of 2017.

"During the second quarter we continued to grow our customer base and franchise while positioning the Company for improved performance," said President and CEO Kevin Hanigan. "We will soon roll out enhancements to our digital product offerings and a new treasury management platform. We believe our customers, employees and shareholders will all benefit from our focus on building a top-tier performing bank."

Second Quarter 2018 Performance Highlights

•	Company assets of $9.25 billion generated basic earnings per share for the second quarter of 2018 of $0.59 on a GAAP basis and core (non-GAAP) basis.

•	Net interest margin for the second quarter of 2018 improved to 3.93%, up eight basis points from the first quarter of 2018 and up 16 basis points from the second quarter of 2017.

•
Warehouse Purchase Program loans at June 30, 2018 grew $271.3 million from March 31, 2018, while gross loans held for investment, excluding Warehouse Purchase Program loans, grew $102.0 million for the same period.

•
Non-performing loans declined by $30.2 million, or 60.7%, from March 31, 2018, totaling $19.6 million at June 30, 2018. Non-performing loans to total loans held for investment improved to 0.25% at June 30, 2018, compared to 0.66% at March 31, 2018 and 1.29% at June 30, 2017.

•
The Company's efforts to grow non-interest-bearing demand deposits resulted in a linked-quarter increase in these deposits of $40.3 million to $1.72 billion at June 30, 2018. Non-interest-bearing deposits totaled 25.0% of total deposits at June 30, 2018.

•
GAAP efficiency ratio improved to 44.51% for the quarter ended June 30, 2018, compared to 47.95% for the quarter ended March 31, 2018, while return on average assets improved to 1.24% for the quarter ended June 30, 2018, compared to 1.19% for the quarter ended March 31, 2018.

Financial Highlights

	At or For the Quarters Ended
(unaudited)	Jun 30, 2018	Mar 31, 2018	Jun 30, 2017
	(Dollars in thousands, except per share amounts)
Net interest income	$83,929	$78,613	$75,720
Provision for credit losses	17,478	15,663	6,255
Non-interest income	10,852	12,898	12,325
Non-interest expense	42,191	43,879	39,589
Income tax expense	7,275	6,207	14,266
Net income	$27,837	$25,762	$27,935

Basic earnings per common share	$0.59	$0.55	$0.60
Basic core (non-GAAP) earnings per common share[1]	$0.59	$0.52	$0.60
Weighted average common shares outstanding - basic	47,000,405	46,872,333	46,596,467
Estimated Tier 1 common equity risk-based capital ratio[2]	9.78%	9.91%	8.92%
Total equity to total assets	10.83%	11.05%	10.31%
Tangible common equity to tangible assets - Non-GAAP[1]	9.07%	9.22%	8.49%

[1]	See the section labeled "Supplemental Information - Non-GAAP Financial Measures" at the end of this document.

[2]	Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Core (non-GAAP) net income (which is net income adjusted for the impact of infrequent or non-recurring items) totaled $28.0 million for the quarter ended June 30, 2018, up $3.4 million from the first quarter of 2018 and up $28,000 from the second quarter of 2017. Basic earnings per share for the quarter ended June 30, 2018 was $0.59, an increase of $0.04 from the first quarter of 2018 and down $0.01 from the second quarter of 2017. Basic core (non-GAAP) earnings per share for the second quarter of 2018 was $0.59, up $0.07 from the first quarter of 2018 and down $0.01 from the second quarter of 2017. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
(unaudited)	June 30, 2018	March 31, 2018	June 30, 2017
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans [1]	$86,105	$80,348	$73,840
Warehouse Purchase Program loans [1]	12,137	10,071	9,852
Loans held for sale	328	212	225
Securities	4,324	4,066	3,875
Interest-earning deposit accounts	1,097	969	955
Total interest income	$103,991	$95,666	$88,747
Net interest income	$83,929	$78,613	$75,720
Net interest margin	3.93%	3.85%	3.77%
Selected average balances:
Total earning assets	$8,566,131	$8,252,997	$8,052,636
Total loans held for investment	7,636,235	7,343,539	7,060,044
Total securities	667,183	648,534	645,605
Total deposits	6,859,944	6,726,289	6,319,171
Total borrowings	1,018,945	877,502	1,142,998
Total non-interest-bearing demand deposits	1,694,082	1,576,792	1,410,566
Total interest-bearing liabilities	6,184,807	6,026,999	6,051,603

[1]
Interest income for the quarter ended June 30, 2017 included a $1.6 million reclassification of three Warehouse relationships from the commercial and industrial category to the Warehouse Purchase Program category.

Net interest income for the quarter ended June 30, 2018 was $83.9 million, a $5.3 million increase from the first quarter of 2018 and an $8.2 million increase from the second quarter of 2017. The average balance of commercial and industrial loans increased by $98.0 million from the first quarter of 2018, while the average yield earned on this portfolio increased by 44 basis points for the same period, resulting in a $3.7 million increase in interest income. The average yield earned on the commercial and industrial portfolio for the quarter ended June 30, 2018 was positively impacted by a 25 basis point increase in the Fed Funds rate in March 2018. The average balance of the commercial real estate portfolio increased by $62.1 million from the first quarter of 2018 to $3.06 billion, resulting in a $1.2 million increase in interest income. The average balance of the consumer real estate portfolio increased by $38.2 million and the average yield on the portfolio increased by ten basis points from the first quarter of 2018, which drove a $770,000 increase in interest income. While the average balances of the construction and land and other consumer loan portfolios declined on a linked-quarter basis, the average yields earned on these portfolios increased by 18 and 12 basis points, respectively, from the first quarter of 2018.

Interest income earned on Warehouse Purchase Program loans increased by $2.1 million from the first quarter of 2018, as the average balance increased by $109.9 million and the average yield increased by 30 basis points compared to the linked quarter. Interest income on loans for the second quarter of 2018 included $634,000 in accretion of purchase accounting fair value adjustments on acquired loans, which primarily consisted of $162,000 on acquired commercial real estate loans and $411,000 on acquired consumer loans.

The $8.2 million increase in net interest income compared to the second quarter of 2017 was primarily due to a $14.7 million increase in interest income on loans, which was driven by increased volume in all loan portfolios with the exception of construction and land and other consumer loans, as well as higher yields earned on all loan portfolios. The average balance of commercial and industrial loans increased by $178.1 million from the second quarter of 2017, while the average yield earned on this portfolio increased by 100 basis points for the same period, resulting in a $7.0 million increase in interest income. The average yield earned on the commercial and industrial portfolio for the quarter ended June 30, 2018 was positively impacted by three increases in the Fed Funds rate totaling 75 basis points since June 2017, as well as the resolution of multiple non-performing relationships over the past year. The average balance of commercial real estate loans increased by $273.7 million from the second quarter of 2017, resulting in a $3.5 million increase in interest income, while the average balance of consumer real estate loans increased by $139.0 million for the same period, which led to a $1.8 million increase in interest income. While the average balances of the construction and land and other consumer loan portfolios declined from the second quarter of 2017, the average yields earned on these portfolios increased by 23 and 17 basis points, respectively, from the second quarter of 2017.

The average balance of Warehouse Purchase Program loans increased by $7.8 million from the second quarter of 2017, while the average yield earned on this portfolio increased by 83 basis points, resulting in a $2.3 million increase in interest income compared to the second quarter of 2017.

Interest expense for the quarter ended June 30, 2018 increased by $3.0 million compared to the linked quarter, which was primarily due to higher average deposit and borrowing rates, as well as increases of $199.4 million and $141.4 million in the average balances of time deposits and borrowings, respectively, compared to the first quarter of 2018.

Compared to the second quarter of 2017, interest expense for the quarter ended June 30, 2018 increased by $7.0 million, primarily due to higher average deposit and borrowing rates, as well as increases of $277.0 million and $105.3 million in the average balances of time and interest-bearing demand deposits, respectively, compared to the second quarter of 2017. A $124.1 million decrease in the average balance of borrowings from the second quarter of 2017 was more than offset by an 85 basis point increase in the average rate, resulting in a $1.7 million year-over-year increase in interest expense on borrowed funds.

The net interest margin for the second quarter of 2018 was 3.93%, an eight basis point increase from the first quarter of 2018 and a 16 basis point increase from the second quarter of 2017. The average yield on earning assets for the second quarter of 2018 was 4.87%, an 18 basis point increase from the first quarter of 2018 and a 45 basis point increase from the second quarter of 2017. The cost of deposits for the second quarter of 2018 was 0.80%, up seven basis points from the linked quarter and up 27 basis points from the second quarter of 2017.

Non-interest Income

Non-interest income for the second quarter of 2018 was $10.9 million, a $2.0 million decrease from the first quarter of 2018 and a $1.5 million decrease from the second quarter of 2017. Gain (loss) on sale and disposition of assets for the second quarter of 2018 included a $160,000 loss on the disposition of a leased branch location, while this line item for the first quarter of 2018 included $2.3 million in proceeds resulting from an insurance settlement related to a misappropriation of approximately $2.5 million in vault cash from one of the former LegacyTexas Bank branches acquired in 2015. Service charges and other fees increased by $917,000 from the first quarter of 2018, resulting from increases in debit card interchange income, commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees), title premiums, Warehouse Purchase Program fee income, commercial account analysis fees, and insufficient funds fees.

The increase in service charges and other fees on a linked-quarter basis was partially offset by a $616,000 decrease in other non-interest income from the first quarter of 2018, primarily caused by a $402,000 yield maintenance fee on a bond pre-payment received in the first quarter of 2018 that was not repeated in the second quarter of 2018.

The $1.5 million decrease in non-interest income from the second quarter of 2017 was primarily due to a $1.1 million decrease in service charges and other fees, which was driven by decreases in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees), title premiums, Warehouse Purchase Program fee income, insufficient funds fees, and brokerage income after the Company discontinued its brokerage services in the third quarter of 2017. These decreases in service charges and other fees were partially offset by increased debit card interchange income and commercial account analysis fees. Gain (loss) on sale and disposition of assets for the second quarter of 2018 included the above-mentioned $160,000 loss on the disposition of a leased branch location, compared to a $139,000 gain on the sale of foreclosed properties recorded in the second quarter of 2017. Other non-interest income for the second quarter of 2017 included a $368,000 net decrease in the value of investments in community development-oriented private equity funds used for Community Reinvestment Act purposes (the "CRA Funds"), compared to a $15,000 net decrease in the CRA Funds for the second quarter of 2018. Net gains on the sale of mortgage loans held for sale during the second quarter of 2018 decreased by $488,000 compared to the second quarter of 2017, which included gains recognized on $56.4 million of one-to four-family mortgage loans that were sold or committed for sale and fair value changes on mortgage derivatives and mortgage fees collected during the second quarter of 2017, compared to $50.8 million for the second quarter of 2018.

Non-interest Expenses

Non-interest expense for the quarter ended June 30, 2018 was $42.2 million, a $1.7 million decrease from the first quarter of 2018 and a $2.6 million increase from the second quarter of 2017. Salaries and employee benefits expense decreased by $2.8 million from the first quarter of 2018, driven by a $960,000 decrease in payroll taxes, as more employees have reached the wage base limit for Social Security tax for the year, as well as increased deferred salary costs related to loan originations that will be accounted for over the lives of the related loans. In connection with the enactment of the Tax Cuts and Jobs Act, in the first quarter of 2018, the Company awarded all full-time employees whose salary was under $100,000 a $1,000 bonus, which resulted in $679,000 of additional salary expense, and increased the Company's minimum wage to $15 from $11 per hour for all non-commission-based employees. Regulatory assessments expense decreased by $423,000 from the first quarter of 2018 due to a lower assessment rate used for the second quarter of 2018 related to a lower level of non-performing loans and higher capital ratios. These linked-quarter decreases in salaries and employee benefits expense and regulatory assessments expense were partially offset by increased advertising expense of $470,000, increased data processing expense of $442,000 due to technology refreshments and system upgrades, and increased other non-interest expense of $410,000 due to higher debit card fraud and lending expenses.

The $2.6 million increase in non-interest expense from the second quarter of 2017 was primarily due to a $1.3 million increase in data processing expense as the Company has outsourced certain segments of its data processing operations. This outsourcing cost was partially offset by a reduction in full-time equivalent employees in the technology area. Salaries and employee benefits expense increased by $922,000 from the second quarter of 2017, which was driven by decreased deferred salary costs related to loan originations that will be accounted for over the lives of the related loans, as well as higher severance and health care costs. Merit increases awarded in the 2018 period, as well as the above-mentioned bonus and minimum wage increase related to 2018 tax reform, also contributed to higher salary expense compared to the second quarter of 2017 and was partially offset by lower share-based compensation expense in the 2018 period. Other non-interest expense increased by $450,000 compared to the second quarter of 2017, primarily due to higher debit card fraud and lending expenses, while occupancy and equipment expense increased by $324,000 for the same period due to increased rent expense and lower rental income. These increased expenses compared to the second quarter of 2017 were partially offset by a $540,000 reduction in regulatory assessment expense due to a lower assessment rate used for the 2018 period.

Financial Condition - Loans

Gross loans held for investment at June 30, 2018, excluding Warehouse Purchase Program loans, grew $102.0 million from March 31, 2018, which included growth in commercial and industrial, consumer real estate, construction and land, and other consumer loans. At June 30, 2018, commercial and industrial and consumer real estate loans increased by $84.5 million and $35.3 million, respectively, from March 31, 2018, while construction and land and other consumer loans increased by $13.5 million and $1.3 million, respectively, for the same period. These increases were partially offset by a $32.6 million linked-quarter decline in commercial real estate loans.

Compared to June 30, 2017, gross loans held for investment, excluding Warehouse Purchase Program loans, grew $502.3 million, which included growth in commercial real estate, commercial and industrial and consumer real estate loans. Commercial real estate, commercial and industrial and consumer real estate loans increased by $203.7 million, $172.7 million and $133.4 million, respectively, at June 30, 2018, compared to June 30, 2017. These increases were partially offset by declines of $4.3 million and $3.1 million in construction and land and other consumer loans, respectively.

At June 30, 2018, Warehouse Purchase Program loans increased by $271.3 million compared to March 31, 2018 but decreased by $206.1 million compared to June 30, 2017.

Reserve-based energy loans, which are secured by deeds of trust on properties containing proven oil and natural gas reserves and included in the Company's commercial and industrial loan portfolio, totaled $486.8 million at June 30, 2018, down $37.3 million from $524.1 million at March 31, 2018 and down $28.7 million from $515.5 million at June 30, 2017. In addition to reserve-based energy loans, the Company has loans categorized as "Midstream and Other," which are typically related to the transmission of oil and natural gas and would only be indirectly impacted by declining commodity prices. At June 30, 2018, "Midstream and Other" loans had a total outstanding balance of $28.7 million, up $5.5 million from $23.2 million at March 31, 2018 and down $1.7 million from $30.4 million at June 30, 2017.

Financial Condition - Deposits

Total deposits at June 30, 2018 decreased by $73.1 million from March 31, 2018, which included declines of $129.4 million and $127.0 million in interest-bearing demand and savings and money market balances, respectively. These declines were partially offset by growth of $143.1 million in time deposits and $40.3 million in non-interest-bearing demand deposits from March 31, 2018.

Compared to June 30, 2017, total deposits increased by $318.8 million, which included growth in time and non-interest-bearing demand deposits of $252.1 million and $198.5 million, respectively, while savings and money market and interest-bearing demand deposits decreased by $105.6 million and $26.2 million, respectively, from June 30, 2017.

Credit Quality

	At or For the Quarters Ended
(unaudited)	Jun 30, 2018	Mar 31, 2018	Jun 30, 2017
	(Dollars in thousands)
Net charge-offs	$27,663	$12,428	$1,765
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans[1]	1.69%	0.78%	0.12%
Net charge-offs/Average loans held for investment	1.45	0.68	0.10
Provision for credit losses	$17,478	$15,663	$6,255
Non-performing loans ("NPLs")	19,610	49,836	99,196
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans[1]	0.29%	0.76%	1.61%
NPLs/Total loans held for investment	0.25	0.66	1.29
Non-performing assets ("NPAs")	$26,951	$57,996	$112,479
NPAs to total assets	0.29%	0.65%	1.25%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans[1]	0.40	0.88	1.82
NPAs/Loans held for investment and foreclosed assets	0.34	0.76	1.46
Allowance for loan losses	$64,445	$74,508	$75,091
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans[1]	0.97%	1.13%	1.22%
Allowance for loan losses/Total loans held for investment	0.81	0.98	0.98
Allowance for loan losses/Total loans held for investment, excluding acquired loans & Warehouse Purchase Program loans[1,2]	1.02	1.20	1.32
Allowance for loan losses/NPLs	328.63	149.51	75.70

[1]	The 2017 period included a reclassification of three Warehouse relationships from the commercial and industrial category to the Warehouse Purchase Program category.

[2]	Excludes loans acquired in previous bank acquisitions, which were initially recorded at fair value.

The Company recorded a provision for credit losses of $17.5 million for the quarter ended June 30, 2018, an increase of $1.8 million from the quarter ended March 31, 2018 and an increase of $11.2 million from the quarter ended June 30, 2017. The increase in provision expense on a linked-quarter and year-over-year basis was primarily due to a $12.5 million charge-off on the resolution of an impaired energy relationship, as well as charge-offs totaling $14.7 million on two impaired corporate healthcare finance relationships. As a result of these charge-offs and the resolution of other non-performing loans, total non-performing loans declined by $30.2 million on a linked-quarter basis and by $79.6 million compared to the quarter ended June 30, 2017.

The below table shows criticized (rated "special mention") and classified (rated "substandard" or "doubtful") loans at June 30, 2018, March 31, 2018 and June 30, 2017.

	June 30, 2018	March 31, 2018	June 30, 2017	Linked-Quarter Change	Year-over-Year Change
	(Dollars in thousands)
Commercial real estate	$25,540	$19,929	$28,598	$5,611	$(3,058)
Commercial and industrial, excluding energy	11,065	11,037	18,771	28	(7,706)
Energy	24,975	27,255	59,608	(2,280)	(34,633)
Consumer	1,501	1,377	1,514	124	(13)
Total criticized (all performing)	$63,081	$59,598	$108,491	$3,483	$(45,410)

Commercial real estate	$3,846	$3,865	$6,822	$(19)	$(2,976)
Commercial and industrial, excluding energy	1,234	1,325	8,470	(91)	(7,236)
Energy	28,804	38,456	—	(9,652)	28,804
Construction and land	—	—	82	—	(82)
Consumer	1,993	2,627	2,423	(634)	(430)
Total classified performing	35,877	46,273	17,797	(10,396)	18,080

Commercial real estate	3,656	3,748	4,201	(92)	(545)
Commercial and industrial, excluding energy	8,860	25,037	13,193	(16,177)	(4,333)
Energy	1,365	15,418	74,406	(14,053)	(73,041)
Consumer	5,729	5,633	7,396	96	(1,667)
Total classified non-performing	19,610	49,836	99,196	(30,226)	(79,586)

Total classified loans	$55,487	$96,109	$116,993	$(40,622)	$(61,506)

Conference Call

The Company will host an investor conference call to review the results on Wednesday, July 18, 2018 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10121511 and will receive a unique PIN, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 1-412-902-4148 and participants in Canada are asked to call (toll-free) 855-669-9657.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.LegacyTexasFinancialGroup.com. An audio replay will be available one hour after the conclusion of the call at 877-344-7529, Conference #10121511. This replay will be available until August 18, 2018.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 43 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.LegacyTexasFinancialGroup.com or www.LegacyTexas.com.
This document and other filings by LegacyTexas Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the expected cost savings, synergies and other financial benefits from acquisition or disposition transactions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies; changes in the regulatory and tax environments in which the Company operates, including the impact of the "Tax Cuts and Jobs Act" (the "TCJA") on the Company's deferred tax asset, and the anticipated impact of the TCJA on the Company's future earnings; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

LegacyTexas Financial Group, Inc. Consolidated Balance Sheets (unaudited)

(Dollars in thousands) ASSETS	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Cash and due from financial institutions	$60,104	$51,824	$61,713	$58,776	$61,989
Short-term interest-bearing deposits in other financial institutions	199,807	243,080	231,743	268,567	256,251
Total cash and cash equivalents	259,911	294,904	293,456	327,343	318,240
Securities available for sale, at fair value	445,613	431,413	419,717	410,450	397,957
Securities held to maturity	155,252	156,898	173,509	180,968	191,578
Total securities	600,865	588,311	593,226	591,418	589,535
Loans held for sale	33,548	31,123	16,707	25,955	19,374
Loans held for investment:
Loans held for investment - Warehouse Purchase Program [1]	1,291,129	1,019,840	1,320,846	1,360,219	1,497,211
Loans held for investment [1]	6,671,139	6,569,123	6,483,192	6,385,602	6,168,790
Gross loans	7,995,816	7,620,086	7,820,745	7,771,776	7,685,375
Less: allowance for loan losses and deferred fees on loans held for investment	(55,321)	(66,878)	(64,921)	(64,632)	(70,642)
Net loans	7,940,495	7,553,208	7,755,824	7,707,144	7,614,733
FHLB stock and other restricted securities, at cost	66,061	46,842	64,790	50,333	56,618
Bank-owned life insurance	58,345	57,999	57,684	57,383	57,078
Premises and equipment, net	70,893	70,427	69,693	70,052	71,068
Goodwill	178,559	178,559	178,559	178,559	178,559
Other assets	73,957	75,374	72,964	86,380	84,544
Total assets	$9,249,086	$8,865,624	$9,086,196	$9,068,612	$8,970,375

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,721,380	$1,681,067	$1,635,622	$1,529,052	$1,522,856
Interest-bearing demand	867,323	996,737	1,029,375	889,627	893,544
Savings and money market	2,580,017	2,707,046	2,735,296	2,967,672	2,685,627
Time	1,712,628	1,569,557	1,367,390	1,374,017	1,460,479
Total deposits	6,881,348	6,954,407	6,767,683	6,760,368	6,562,506
FHLB advances	1,065,941	604,562	1,043,163	998,146	1,151,682
Repurchase agreements	41,330	76,610	84,676	81,073	73,433
Subordinated debt	134,767	134,645	134,522	134,400	134,277
Accrued expenses and other liabilities	124,250	115,906	96,278	144,533	123,194
Total liabilities	8,247,636	7,886,130	8,126,322	8,118,520	8,045,092
Common stock	483	483	481	480	480
Additional paid-in capital	611,967	609,046	603,884	598,820	595,730
Retained earnings	409,765	389,653	370,858	363,890	342,384
Accumulated other comprehensive income (loss), net	(9,109)	(7,899)	(3,429)	(1,045)	(1,125)
Unearned Employee Stock Ownership Plan (ESOP) shares	(11,656)	(11,789)	(11,920)	(12,053)	(12,186)
Total shareholders’ equity	1,001,450	979,494	959,874	950,092	925,283
Total liabilities and shareholders’ equity	$9,249,086	$8,865,624	$9,086,196	$9,068,612	$8,970,375
1 All 2017 periods include a reclassification of three Warehouse relationships from the commercial and industrial category to the Warehouse Purchase Program category.

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Second Quarter 2018 Compared to:
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	First Quarter 2018		Second Quarter 2017
Interest and dividend income		(Dollars in thousands)
Loans, including fees	$98,570	$90,631	$91,334	$89,084	$83,917	$7,939	8.8%	$14,653	17.5%
Taxable securities	3,132	2,911	2,819	2,694	2,725	221	7.6	407	14.9
Nontaxable securities	641	675	700	713	739	(34)	(5.0)	(98)	(13.3)
Interest-bearing deposits in other financial institutions	1,097	969	798	1,524	955	128	13.2	142	14.9
FHLB and Federal Reserve Bank stock and other	551	480	460	448	411	71	14.8	140	34.1
	103,991	95,666	96,111	94,463	88,747	8,325	8.7	15,244	17.2
Interest expense
Deposits	13,732	12,032	10,954	10,271	8,359	1,700	14.1	5,373	64.3
FHLB advances	4,131	2,680	2,647	2,944	2,427	1,451	54.1	1,704	70.2
Repurchase agreements and other borrowings	2,199	2,341	2,311	2,284	2,241	(142)	(6.1)	(42)	(1.9)
	20,062	17,053	15,912	15,499	13,027	3,009	17.6	7,035	54.0
Net interest income	83,929	78,613	80,199	78,964	75,720	5,316	6.8	8,209	10.8
Provision for credit losses	17,478	15,663	3,743	7,157	6,255	1,815	11.6	11,223	179.4
Net interest income after provision for credit losses	66,451	62,950	76,456	71,807	69,465	3,501	5.6	(3,014)	(4.3)
Non-interest income
Service charges and other fees	8,844	7,927	8,124	9,291	9,896	917	11.6	(1,052)	(10.6)
Net gain on sale of mortgage loans held for sale	1,668	1,809	1,556	1,982	2,156	(141)	(7.8)	(488)	(22.6)
Bank-owned life insurance income	479	447	430	435	440	32	7.2	39	8.9
Net gain (loss) on securities transactions	—	(128)	—	(20)	—	128	(100.0)	—	—
Gain (loss) on sale and disposition of assets	(153)	2,213	(3,480)	352	157	(2,366)	N/M	(310)	N/M
Other	14	630	271	186	(324)	(616)	(97.8)	338	N/M
	10,852	12,898	6,901	12,226	12,325	(2,046)	(15.9)	(1,473)	(12.0)

	For the Quarters Ended					Second Quarter 2018 Compared to:
	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	First Quarter 2018		Second Quarter 2017

Non-interest expense		(Dollars in thousands)
Salaries and employee benefits	24,313	27,076	23,126	24,175	23,391	(2,763)	(10.2)	922	3.9
Advertising	1,358	888	1,402	980	1,179	470	52.9	179	15.2
Occupancy and equipment	3,980	3,860	3,776	3,299	3,656	120	3.1	324	8.9
Outside professional services	1,382	1,250	1,300	1,230	1,203	132	10.6	179	14.9
Regulatory assessments	731	1,154	1,212	1,011	1,271	(423)	(36.7)	(540)	(42.5)
Data processing	5,145	4,703	4,737	4,287	3,877	442	9.4	1,268	32.7
Office operations	2,224	2,300	2,180	2,378	2,404	(76)	(3.3)	(180)	(7.5)
Other	3,058	2,648	2,975	2,935	2,608	410	15.5	450	17.3
	42,191	43,879	40,708	40,295	39,589	(1,688)	(3.8)	2,602	6.6
Income before income tax expense	35,112	31,969	42,649	43,738	42,201	3,143	9.8	(7,089)	(16.8)
Income tax expense	7,275	6,207	27,989	15,029	14,266	1,068	17.2	(6,991)	(49.0)
Net income	$27,837	$25,762	$14,660	$28,709	$27,935	$2,075	8.1%	$(98)	(0.4)%
N/M - Not meaningful

LegacyTexas Financial Group, Inc.
Selected Quarterly Financial Highlights (unaudited)

	At or For the Quarters Ended
	June 30, 2018	March 31, 2018	June 30, 2017
SHARE DATA:	(Dollars in thousands, except per share amounts)
Weighted average common shares outstanding- basic	47,000,405	46,872,333	46,596,467
Weighted average common shares outstanding- diluted	47,618,157	47,564,587	47,005,554
Shares outstanding at end of period	48,311,220	48,264,966	48,009,379
Income available to common shareholders[1]	$27,770	$25,687	$27,837
Basic earnings per common share	0.59	0.55	0.60
Basic core (non-GAAP) earnings per common share[2]	0.59	0.52	0.60
Diluted earnings per common share	0.58	0.54	0.59
Dividends declared per share	0.16	0.16	0.15
Total shareholders' equity	1,001,450	979,494	925,283
Common shareholders' equity per share (book value per share)	20.73	20.29	19.27
Tangible book value per share - Non-GAAP[2]	17.03	16.59	15.54
Market value per share for the quarter:
High	43.92	45.82	40.18
Low	38.80	41.68	35.22
Close	39.02	42.82	38.13
KEY RATIOS:
Return on average common shareholders' equity	11.20%	10.59%	12.22%
Core (non-GAAP) return on average common shareholders' equity[2]	11.25	10.08	12.22
Return on average assets	1.24	1.19	1.32
Core (non-GAAP) return on average assets[2]	1.24	1.13	1.32
Efficiency ratio (GAAP basis)	44.51	47.95	44.96
Core (non-GAAP) efficiency ratio[2]	44.44	48.40	44.96
Estimated Tier 1 common equity risk-based capital ratio[3]	9.78	9.91	8.92
Estimated total risk-based capital ratio[3]	12.14	12.49	11.43
Estimated Tier 1 risk-based capital ratio[3]	9.93	10.06	9.06
Estimated Tier 1 leverage ratio[3]	9.56	9.64	9.14
Total equity to total assets	10.83	11.05	10.31
Tangible equity to tangible assets - Non-GAAP[2]	9.07	9.22	8.49
Number of employees- full-time equivalent	847	851	862

[1]	Net of distributed and undistributed earnings to participating securities.

[2]	See the section labeled "Supplemental Information - Non-GAAP Financial Measures" at the end of this document.

[3]	Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At or for the Quarter Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$3,021,148	$3,053,750	$3,019,339	$3,016,533	$2,817,443
Warehouse Purchase Program [1]	1,291,129	1,019,840	1,320,846	1,360,219	1,497,211
Commercial and industrial [1]	2,051,955	1,967,443	1,927,049	1,842,345	1,879,209
Construction and land	265,745	252,213	277,864	282,536	270,050
Consumer real estate	1,287,703	1,252,433	1,213,434	1,197,911	1,154,353
Other consumer	44,588	43,284	45,506	46,277	47,735
Gross loans held for investment	$7,962,268	$7,588,963	$7,804,038	$7,745,821	$7,666,001
Non-performing assets:
Commercial real estate	$3,656	$3,748	$4,134	$4,064	$4,201
Commercial and industrial	10,225	40,455	84,003	65,560	87,599
Consumer real estate	5,652	5,548	6,190	7,175	7,265
Other consumer	77	85	76	116	131
Total non-performing loans	19,610	49,836	94,403	76,915	99,196
Foreclosed assets	7,341	8,160	8,432	13,585	13,283
Total non-performing assets	$26,951	$57,996	$102,835	$90,500	$112,479
Total non-performing assets to total assets	0.29%	0.65%	1.13%	1.00%	1.25%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans [1]	0.29%	0.76%	1.46%	1.20%	1.61%
Total non-performing loans to total loans held for investment	0.25%	0.66%	1.21%	0.99%	1.29%
Allowance for loan losses to non-performing loans	328.63%	149.51%	75.53%	91.07%	75.70%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans [1]	0.97%	1.13%	1.10%	1.10%	1.22%
Allowance for loan losses to total loans held for investment	0.81%	0.98%	0.91%	0.90%	0.98%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans [1,2]	1.02%	1.20%	1.17%	1.17%	1.32%

	At or for the Quarter Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Troubled debt restructured loans ("TDRs"):		(Dollars in thousands)
Performing TDRs:
Commercial real estate	$141	$143	$145	$147	$150
Commercial and industrial	—	1	2	—	—
Consumer real estate	561	574	600	263	265
Other consumer	9	14	21	20	23
Total performing TDRs	$711	$732	$768	$430	$438
Non-performing TDRs:[3]
Commercial real estate	$33	$35	$36	$37	$39
Commercial and industrial	2,095	16,183	16,328	7,984	22,946
Consumer real estate	789	890	916	1,343	1,401
Other consumer	7	9	14	25	31
Total non-performing TDRs	$2,924	$17,117	$17,294	$9,389	$24,417
Allowance for loan losses:
Balance at beginning of period	$74,508	$71,301	$70,044	$75,091	$70,656
Provision expense for loans	17,600	15,635	3,900	7,300	6,200
Charge-offs	(27,737)	(12,527)	(2,840)	(12,496)	(2,160)
Recoveries	74	99	197	149	395
Balance at end of period	$64,445	$74,508	$71,301	$70,044	$75,091
Net charge-offs (recoveries):
Commercial real estate	$236	$3	$—	$—	$—
Commercial and industrial	27,261	12,214	2,386	12,215	1,350
Construction and land	—	—	—	—	(75)
Consumer real estate	(9)	(11)	36	(10)	5
Other consumer	175	222	221	142	485
Total net charge-offs	$27,663	$12,428	$2,643	$12,347	$1,765
Allowance for off-balance sheet lending-related commitments
Provision expense (benefit) for credit losses	$(122)	$28	$(157)	$(143)	$55

[1]	All 2017 periods include a reclassification of three Warehouse relationships from the commercial and industrial category to the Warehouse Purchase Program category.

[2]	Excludes loans acquired in previous bank acquisitions, which were initially recorded at fair value.

[3]	Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Loans:	(Dollars in thousands)
Commercial real estate	$3,055,139	$2,993,024	$3,030,778	$2,854,343	$2,781,472
Warehouse Purchase Program [1]	1,075,262	965,320	1,162,890	1,192,920	1,067,512
Commercial and industrial [1]	2,002,490	1,904,515	1,864,686	1,850,645	1,824,388
Construction and land	260,560	270,899	287,965	279,189	278,986
Consumer real estate	1,265,751	1,227,556	1,206,371	1,176,955	1,126,744
Other consumer	43,779	44,891	46,094	47,169	49,721
Less: deferred fees and allowance for loan loss	(66,746)	(62,666)	(65,612)	(70,048)	(68,779)
Total loans held for investment	7,636,235	7,343,539	7,533,172	7,331,173	7,060,044
Loans held for sale	29,378	20,988	20,642	23,154	22,581
Securities	667,183	648,534	648,917	652,841	645,605
Overnight deposits	233,335	239,936	223,608	444,310	324,406
Total interest-earning assets	$8,566,131	$8,252,997	$8,426,339	$8,451,478	$8,052,636
Deposits:
Interest-bearing demand	$954,960	$970,998	$925,506	$875,097	$849,633
Savings and money market	2,578,205	2,745,192	2,911,726	2,857,790	2,703,291
Time	1,632,697	1,433,307	1,353,467	1,418,108	1,355,681
FHLB advances and other borrowings	1,018,945	877,502	1,007,747	1,178,031	1,142,998
Total interest-bearing liabilities	$6,184,807	$6,026,999	$6,198,446	$6,329,026	$6,051,603

Total assets	$8,996,036	$8,682,461	$8,865,517	$8,889,914	$8,491,696
Non-interest-bearing demand deposits	$1,694,082	$1,576,792	$1,568,665	$1,481,654	$1,410,566
Total deposits	$6,859,944	$6,726,289	$6,759,364	$6,632,649	$6,319,171
Total shareholders' equity	$994,574	$973,187	$963,512	$940,606	$914,564

	For the Quarters Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Yields/Rates:
Loans:
Commercial real estate	5.09%	5.09%	5.05%	5.06%	5.08%
Warehouse Purchase Program [1]	4.53%	4.23%	3.95%	3.82%	3.70%
Commercial and industrial [1]	5.71%	5.27%	4.89%	5.00%	4.71%
Construction and land	5.35%	5.17%	5.04%	5.16%	5.12%
Consumer real estate	4.66%	4.56%	4.54%	4.54%	4.59%
Other consumer	5.74%	5.62%	5.67%	5.64%	5.57%
Total loans held for investment	5.16%	4.98%	4.81%	4.81%	4.75%
Loans held for sale	4.46%	4.04%	3.92%	3.89%	3.99%
Securities	2.59%	2.51%	2.45%	2.36%	2.40%
Overnight deposits	1.89%	1.64%	1.42%	1.36%	1.18%
Total interest-earning assets	4.87%	4.69%	4.53%	4.44%	4.42%
Deposits:
Interest-bearing demand	0.88%	0.81%	0.71%	0.67%	0.58%
Savings and money market	0.79%	0.75%	0.70%	0.68%	0.56%
Time	1.62%	1.43%	1.21%	1.10%	0.99%
FHLB advances and other borrowings	2.49%	2.32%	1.95%	1.76%	1.64%
Total interest-bearing liabilities	1.30%	1.15%	1.02%	0.97%	0.86%
Net interest spread	3.57%	3.54%	3.51%	3.47%	3.56%
Net interest margin	3.93%	3.85%	3.78%	3.71%	3.77%
Cost of deposits (including non-interest-bearing demand)	0.80%	0.73%	0.64%	0.61%	0.53%

[1]	All 2017 periods include a reclassification of three Warehouse relationships from the commercial and industrial category to the Warehouse Purchase Program category.

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited)

	At or For the Quarters Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Dollars in thousands, except per share amounts)
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share (net of estimated tax, except as otherwise noted)
GAAP net income available to common shareholders[1]	$27,770	$25,687	$14,613	$28,617	$27,837
Distributed and undistributed earnings to participating securities[1]	67	75	47	92	98
GAAP net income	27,837	25,762	14,660	28,709	27,935
Insurance settlement proceeds from pre-acquisition fraud[2]	—	(1,778)	—	—	—
One-time employee bonus related to tax law change[2]	—	537	—	—	—
(Gain) loss on one-time tax adjustments[3]	—	—	13,493	—	—
(Gain) loss on sale of branch locations and land[4]	126	—	—	(237)	—
Core (non-GAAP) net income	$27,963	$24,521	$28,153	$28,472	$27,935
Average shares for basic earnings per share	47,000,405	46,872,333	46,729,160	46,664,233	46,596,467
Basic GAAP earnings per share	$0.59	$0.55	$0.31	$0.61	$0.60
Basic core (non-GAAP) earnings per share	$0.59	$0.52	$0.60	$0.61	$0.60
Average shares for diluted earnings per share	47,618,157	47,564,587	47,290,308	47,158,729	47,005,554
Diluted GAAP earnings per share	$0.58	$0.54	$0.31	$0.61	$0.59
Diluted core (non-GAAP) earnings per share	$0.59	$0.52	$0.60	$0.60	$0.59
Reconciliation of Core (non-GAAP) to GAAP Non-Interest Income and Non-interest Expense (gross of tax)
GAAP non-interest income	$10,852	$12,898	$6,901	$12,226	$12,325
Insurance settlement proceeds from pre-acquisition fraud	—	(2,250)	—	—	—
(Gain) loss on sale of branch locations and land	160	—	—	(365)	—
Core (non-GAAP) non-interest income	$11,012	$10,648	$6,901	$11,861	$12,325
GAAP non-interest expense	$42,191	$43,879	$40,708	$40,295	$39,589
One-time employee bonus related to tax law change	—	(679)	—	—	—
Core (non-GAAP) non-interest expense	$42,191	$43,200	$40,708	$40,295	$39,589

[1]
Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.

[2]	Calculated net of estimated tax using a tax rate of 21%.

[3]	This one-time income tax expense adjustment consists of an adjustment to the Company's deferred tax asset related to the December 22, 2017 enactment of the Tax Cuts and Jobs Act.

[4]	2018 amount calculated net of estimated tax using a tax rate of 21%; 2017 amount calculated net of estimated tax using a tax rate of 35%

	At or For the Quarters Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Reconciliation of Core (non-GAAP) to GAAP Efficiency Ratio (gross of tax)		(Dollars in thousands)
GAAP efficiency ratio:
Non-interest expense	$42,191	$43,879	$40,708	$40,295	$39,589
Net interest income plus non-interest income	94,781	91,511	87,100	91,190	88,045
Efficiency ratio- GAAP basis	44.51%	47.95%	46.74%	44.19%	44.96%
Core (non-GAAP) efficiency ratio:
Core (non-GAAP) non-interest expense	$42,191	$43,200	$40,708	$40,295	$39,589
Net interest income plus core (non-GAAP) non-interest income	94,941	89,261	87,100	90,825	88,045
Efficiency ratio- core (non-GAAP) basis	44.44%	48.40%	46.74%	44.37%	44.96%
Calculation of Tangible Book Value per Share:
Total shareholders' equity	$1,001,450	$979,494	$959,874	$950,092	$925,283
Less: Goodwill	(178,559)	(178,559)	(178,559)	(178,559)	(178,559)
Identifiable intangible assets, net	(313)	(347)	(402)	(463)	(524)
Total tangible shareholders' equity	$822,578	$800,588	$780,913	$771,070	$746,200
Shares outstanding at end of period	48,311,220	48,264,966	48,117,390	48,040,059	48,009,379
Book value per share- GAAP	$20.73	$20.29	$19.95	$19.78	$19.27
Tangible book value per share- Non-GAAP	17.03	16.59	16.23	16.05	15.54
Calculation of Tangible Equity to Tangible Assets:
Total assets	$9,249,086	$8,865,624	$9,086,196	$9,068,612	$8,970,375
Less: Goodwill	(178,559)	(178,559)	(178,559)	(178,559)	(178,559)
Identifiable intangible assets, net	(313)	(347)	(402)	(463)	(524)
Total tangible assets	$9,070,214	$8,686,718	$8,907,235	$8,889,590	$8,791,292
Equity to assets- GAAP	10.83%	11.05%	10.56%	10.48%	10.31%
Tangible equity to tangible assets- Non-GAAP	9.07	9.22	8.77	8.67	8.49
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and Core)
Net income	$27,837	$25,762	$14,660	$28,709	$27,935
Core (non-GAAP) net income	27,963	24,521	28,153	28,472	27,935
Average total equity	994,574	973,187	963,512	940,606	914,564
Average total assets	8,996,036	8,682,461	8,865,517	8,889,914	8,491,696
Return on average common shareholders' equity	11.20%	10.59%	6.09%	12.21%	12.22%
Core (non-GAAP) return on average common shareholders' equity	11.25	10.08	11.69	12.11	12.22
Return on average assets	1.24	1.19	0.66	1.29	1.32
Core (non-GAAP) return on average assets	1.24	1.13	1.27	1.28	1.32